EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2022, with respect to the consolidated financial statements included in the Annual Report of Conformis, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Conformis, Inc. on Forms S-8 (File No. 333-260883, File No. 333-256833, File No. 333-253879, File No. 333-249865, File No. 333-241109, File No. 333-236850, File No. 333-236849, File No.
333-231211, File No. 333-229215, File No. 333-223802, File No. 333-217872 and File No.
333-205477) and on Forms S-3 (File No. 333-237351).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
March 2, 2022